Exhibit 99.1

FOR FURTHER INFORMATION:

AT THE COMPANY:

Andrea K. Tarbox

Vice President and Chief Financial Officer

847-239-8812

FOR IMMEDIATE RELEASE

Monday, October 6, 2008

Northbrook, IL – October 3, 2008 – KapStone Paper and Packaging Corporation (NASDAQ: KPPC) today announced that the Board of Directors has appointed Ronald J. Gidwitz as a Class B director (with a term expiring in 2011).

Mr. Gidwitz, age 63, is a co-founder of GCG Partners.  From 1996 to 1998, he was President and Chief Executive Officer of the Unilever HPC Helene Curtis Business Unit.  Previously, Mr. Gidwitz served as President and Chief Executive Officer and as a member of the Board of Directors of Helene Curtis.  Mr. Gidwitz is a graduate of Brown University.

Roger Stone, Chairman and Chief Executive Officer, commented: “We are very pleased to have Ron join our Board of Directors.  His advice and counsel will be an asset to our Company.”

About the Company

Headquartered in Northbrook, IL, KapStone Paper and Packaging Corporation is a leading North American producer of unbleached kraft paper grades and inflatable dunnage bags.  The Company is the parent company of KapStone Kraft Paper Corporation which includes paper mills in Roanoke Rapids, NC, and North Charleston, SC, a lumber mill in Summerville, SC, and Ride Rite®, an inflatable dunnage bag manufacturer in Fordyce, AR.  The business employs approximately 1,750 people.